As filed with the Securities and Exchange Commission on October 24, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CABALETTA BIO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2836	82-1685768
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Cabaletta Bio, Inc.

2929 Arch Street, Suite 600

Philadelphia, PA 19104

(267) 759-3100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven Nichtberger, M.D.

Chief Executive Officer and President

2929 Arch Street, Suite 600

Philadelphia, PA 19104

(267) 759-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Michael J. Minahan, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000	Patrick O’Brien, Esq. Benjamin Kozik, Esq. Ropes & Gray LLP 800 Boylston Street Boston, Massachusetts 02199 (617) 951-7000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-234017

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.00001 par value per share	1,150,000	$11.00	$12,650,000	$1,641.97

(1)

Represents only the additional number of shares being registered and includes 150,000 shares of Common Stock that the underwriters have the option to purchase from the Registrant. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-234017).

(2)

The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $106,720,000 on a Registration Statement on Form S-1 (File No. 333-234017), which was declared effective by the Securities and Exchange Commission on October 24, 2019. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $12,650,000 is hereby registered.

This registration statement shall become effective upon filing with the Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Cabaletta Bio, Inc. (the “Company”) is filing this registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”). This Registration Statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-234017), which the Company originally filed on October 16, 2019, as amended (the “Initial Registration Statement”), and which the SEC declared effective on October 24, 2019. This Registration Statement incorporates by reference the contents of, including all amendments and exhibits thereto, the Initial Registration Statement.

The Company is filing this Registration Statement for the sole purpose of increasing the number of shares of our Common Stock to be registered for issuance and sale by 1,150,000 shares, which includes 150,000 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares. The additional securities that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Initial Registration Statement.

The required opinions and consents are listed on the exhibit index and filed with this filing.

EXHIBIT INDEX

Exhibit Number	Description of Document

5.1	Opinion of Goodwin Procter LLP.

23.1	Consent of Ernst & Young, independent registered public accounting firm

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-234017)).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 24th day of October, 2019.

CABALETTA BIO, INC.

By:	/s/ Steven Nichtberger
Steven Nichtberger Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven Nichtberger Steven Nichtberger	Director, Chief Executive Officer and President (Principal Executive Officer)	October 24, 2019

/s/ Anup Marda Anup Marda	Chief Financial Officer (Principal Financial and Accounting Officer)	October 24, 2019

* Catherine Bollard	Director	October 24, 2019

* Brian Daniels	Director	October 24, 2019

* Richard Henriques	Director	October 24, 2019

* Mark Simon	Director	October 24, 2019

* By:	/s/ Steven Nichtberger
Steven Nichtberger Attorney-in-fact